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                                                                    EXHIBIT 99.2

                          INSITUFORM TECHNOLOGIES, INC.
                        OCTOBER 31, 2003 CONFERENCE CALL

Operator:            Good day and welcome everyone to this Insituform third
                     quarter 2003 earnings conference call. Today's call is being recorded. At this time for opening comments and introductions, I would like to turn the call over to the President and Chief Executive Officer, Mr. Tom Rooney.
                     Please go ahead, sir.

Tom Rooney:          Good morning. First I'd like to say thank you for
                     participating this morning, and I appreciate everybody's patience with regards to conducting this conference call an hour earlier than we normally do. We felt that it was important to be able to distribute as much information to you prior to the market opening given our earnings for the third quarter. So we appreciate that, and in the future we will be back at our normal time.

                     With that I'd like to turn it over to Thomas Cook.

Thomas Cook:         Any financial or statistical information presented during
                     this call, including any non-GAAP measures, the most directly comparable GAAP measures, and a reconciliation to GAAP results will be available on our website, insituform.com.

                     During this conference we'll make forward-looking statements, which are inherently subject to risk and uncertainties. Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference. We do not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

Tom Rooney:          Again good morning. While the results of the quarter just
                     ended are disappointing, we are optimistic about our future. We are committed to making the necessary investments in our people, research, and technology in order to continue our momentum as the leader in our industry.

                     I have to say that like anyone else, I don't like to see earnings like we are reporting for this quarter, but I'm very optimistic about our future. I'm optimistic because I have spent the past three months discovering the great strengths that we can tap into to drive this company forward. I'm optimistic because our management team has identified more than two dozen initiatives that will finally position Insituform to excel for many years to come in this critical and growing industry. I'm optimistic because we have a new sense of resolve throughout the management team, and throughout the entire Insituform organization. We have much work ahead of us, but we also have a dominant market position, the best employees in the industry, and now we have a strategic plan to move forward.

                     I assume by now that you've seen the earnings release, so I will not spend much time reviewing the third quarter results. I would rather focus on our strategic directions, which are aimed to more fully capitalize on Insituform's industry leading position.

                     This quarter's - this quarter's results were primarily due to operational issues. Work volume and performance issues in pipebursting, microtunneling, and horizontal directional drilling, low work volume in two regions in our rehabilitation business, and delays in backlog issues in the tunneling segment.

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                     Also occurring in the quarter was the departure of my
                     predecessor. Severance and related charges were approximately $1.2 million, the full charge being taken in the third quarter. This had a three-cent impact to earnings per share for the third quarter.

                     The remaining domestic business units on a consolidated basis are performing within our range of expectations. However, the volume is not evenly distributed so that some of our units are performing above expectations while others are lagging somewhat behind. We are benefiting from reduced overhead from recent cost management efforts, although gross margins have remained under pressure during the year, and in the most recent quarter compared to a year ago.

                     Partially offsetting the disappointing results in North America was a strong performance in Europe. European operating income increased approximately 50 percent in the third quarter of 2003, compared to the same period a year ago. We're optimistic about our acquisition of the Insituform East assets this quarter. In the short period between the time of the acquisition and the end of the third quarter, East's assets generated half a million dollars in revenues. The impact on earnings per share in the third quarter was negligible, but we expect measurable accretive contribution in the fourth quarter.

                     Throughout the company we continue to focus on strengthening our backlog. I am pleased to report that orders remain consistent throughout the third quarter, continuing the acceleration that we saw in the second quarter. To that end, the order-to-revenue ratio was 1.13, representing the first time that we have been above 1.0 since the second quarter of 2002.

                     We see this positive trend in orders despite the fact that nearly a year ago we reduced our sales force by half. Today we are more focused than ever on real growth, so we intend to reconstitute our sales force in order to maximize our position in the industry.

                     The rebuilding of our sales force is but one initiative that we are ramping up right now in order to generate real improvements in our revenue and profits. Over the past six months we have taken a long and hard look at the business, and we have identified several significant areas for improvement. Already we have identified more than two dozen initiatives designed to reposition the company. Some of these initiatives are simply doing what we already do better, but many of these initiatives require the absolute investment of capital. The initiatives that the company will be undertaking have been well thought out, and will be aimed at maintaining our dominant status in the industry.

                     We will lead the industry in development of new products and strategies rather than simply chasing industry trends. Our initiatives are intended to make significant changes throughout the company, and basically fall into one of three categories. Our three specific objectives are: to one, reduce our overall operational expenses in order to be more competitive and more profitable in low bid markets; two, to innovate new products and processes in order to meet our clients' unique needs while at the same time increasing our profit margins; and finally three, to drive higher growth through expanded sales.

                     The three most important opportunities for the company in order to reduce overall operational expenses are in trucking and logistics, the cost of quality, and the financial exposures related to safety. With over 60 installation crews and multiple manufacturing sites in the United States alone, the cured-in-place pipe rehabilitation segment of our business has a sizable fleet of vehicles and related equipment. The allocation of support equipment among our crews and efficient utilization of trucks delivering perishable

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                     goods to the field require significant logistics planning
                     and execution. Today we simply don't do a good enough job of managing those logistics.

                     Over the next year and a half, the company plans to increase its investment in logistics planning, fleet management, and asset tracking systems. This will allow us to assess our requirements and efficiently deploy our assets without carrying excess capacity. The cost to implement these systems primarily affect the fourth quarter of this year and 2004 with a modest return in 2005, and an increased return in 2006 and beyond.

                     One of the most important things that we have discovered over the last seven months is that our cost of quality is far too great. The amount of money that the company spends each year in insurance claims generated by sewer backups alone is staggering, and it all comes down to quality procedures and execution. A critical initiative over the next 18 months will focus on improving quality in order to drive costs out of our operating expenses.

                     Finally, but most importantly, we're making immediate and ongoing investments in safety and safety training. The impact of these initiatives will result in an immediate impact to our gross margins, although the net financial cost is expected to turn in 2005 and yield financial benefits in future years.

                     Having indicated the financial benefit of our safety efforts, it's important to point out that these are investments in our people. Although enhanced job satisfaction, worker security, and reduced risk of interruptions in the personal health of our workers are benefits that are impossible to value in dollars, the cost savings from reduced insurance premiums and claims alone made this investment one of the easiest decisions I've made as the CEO. Safety is in fact our top priority.

                     Also in the second quarter we announced our intention to further enhance our Batesville, Mississippi, manufacturing plant. The plant is being expanded to accommodate an additional felting line and to add coating capabilities. The reduction in raw materials costs from manufacturing more of our own felt, and the savings from the elimination of trucking costs to and from our third party coating site will generate an immediate contribution to our bottom line.

                     After completion of the Batesville plant expansion, our original manufacturing facility in Memphis will be decommissioned, eliminating some of the redundant overhead costs.

                     In addition to enhancing our manufacturing capabilities and reducing our production costs, we are continuing to invest in new and innovative products. Increasingly you will see Insituform bring a more complete set of trenchless solutions to our customers. By doing so we will continue to differentiate ourselves from our competition, and we will reduce the amount of margin-reducing subcontract work necessary to complete jobs.

                     Insituform has quietly launched several new product offerings recently. For the most part these new products have been solutions to the trenchless rehabilitation of gravity sewer lines, our main line of business. One of the products, structural panels, is not new to the market. However, we have pioneered the application of a manufacturing process that yields far greater cost advantages in manufacture, and a much higher consistency in quality of fit when compared to traditional lay up construction methods for reinforced fiberglass panels.

                     Our company has a proud history of innovation in the manufacture and installation of our now 30-year-old cured-in-place product. Continuing that tradition, we have begun using

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                     a new CIPP product that is a slight variation on our
                     traditional manufacturing process. The highly integrated product is proving itself in difficult installations, and increased installation efficiencies on the job site. A new
                     - a new resin formulation now allows us to increase hauling distances with fewer tubes curing in transit. Our engineers have discovered a resin formulation that retards curing while in transit with no measurable impact to cure times in field installations.

                     Additionally we have been piloting an entirely new CIPP product that utilizes a new, stronger carrier medium and different resins. The new product benefits from reduced cure times, thinner walls, and equal strength to our heritage product.

                     It's worth noting that the product innovation was the genesis of this company in the 1970s, and frankly we haven't focused enough on product innovation in the last few years. But today product innovation is central to our growth strategy going forward.

                     The last of our three specific objectives is driving higher growth through expanded sales. While our backlog replacement rate has recently kept pace with installations in spite of sales force reductions from last year's restructuring, we intend to begin building backlog at a greater rate as a catalyst for growth.

                     To achieve increased orders, we will begin strategically increasing our sales force. It takes time for a new sales person to become established in a market in order to begin generating incremental orders for the company. Even after an order is booked there is some lag time before work begins and the company realizes a profit on the sale.

                     Therefore, our sales force investments, though primarily occurring in 2004, are not likely to yield significant returns until 2005 and beyond. The expected payback on our sales force expansion is one year, including ongoing support costs for those sales people.

                     So to reiterate, our three specific objectives are: to one, reduce our overall operational expenses in order to be more competitive and more profitable in low bid markets; two, to innovate new products and processes in order to meet our clients' unique needs, while at the same time increasing our profit margins; and three, drive higher growth through expanded sales.

                     Let me be clear that the steps that we are taken - taking are not taken with a focus on improving short-term results. It goes without saying that where opportunities exist to improve operations in the near term, we will take them, but not at the expense of long-term growth and profitability. We anticipate that the expenditures associated with repositioning the company will take place over the next 24 months, yet we don't expect to see measurable bottom line improvements associated with these initiatives for 12 to 18 months.

                     However, when properly implemented, we see the impact to be the kind of long-term profitability gain that best serves our company, and which will finally begin to meet our shareholders' long-range expectations.

                     The fact that we're fiscally strong allows us to take these steps. By making these investments, we are building a better future for our company by putting knowledge, people, and assets into place to increase revenue, control costs, and produce innovative products, and improve our bottom line.

                     I am very optimistic about our industry in general. The deterioration of the country's aging infrastructure is widely known. We are uniquely situated as the industry's

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                     undisputed leader in pipeline rehabilitation to take
                     advantage of these opportunities and become a real contributor to the financial soundness and environment health of the communities we serve.

                     The financial rewards for being a diligent steward of the technology and resources with which we are entrusted are great. The investments we will be making in the immediate future will put us in a position to enhance our leadership in the industry, and to expand the range of solutions that we can provide to our customers.

                     That concludes this update of our business, and I'd be happy to take any questions that you have.

Operator:            Thank you. If you'd like to ask a question or make a
                     comment, you may signal us by pressing the star key followed by the number one on your telephone keypad at this time. Once again it's star one to ask a question or make a comment, and we'll pause for just a moment to assemble our roster.

                     Our first question comes from Jeff Beach at Stifel Nicolaus. Go ahead.

Jeff Beach:          Yes, good morning, Tom.

Tom Rooney:          Good morning, Jeff.

Jeff Beach:          It would be helpful to just review a little bit of the
                     near-term trends ...

Tom Rooney :         Yes.

Jeff Beach:          ... even though I understand the benefits of the long-term initiatives. Can you help us a little bit with in particular what I view as your two core businesses, your CIPP lining and your tunneling? You talked about a overall increase in the backlog, can you talk about the change quarter-to-quarter, second quarter to third quarter in sewer rehab and in tunneling? And then expand a little bit on what's happening in the market right now if - it looks like the CIPP backlog is up again, and if it's so, is it because the market's improving? Is it aggressive bidding, less competition?

                     And on the tunneling side you talked the last quarter it's been talked about several very large bids that are out and pending, I'd love to hear the status in that regard. And what's happening in the - in the tunneling outlook. Thank you.

Tom Rooney:          Great, Jeff. Good questions. In our two core businesses,
                     cured-in-place and tunneling, yes, our orders are up over our revenues, and that's a very good sign. But keep in mind that in both of those businesses when - from the time when we, if you will, take an order until the time when you see revenue fall to our bottom line, it's anywhere from six to 12 months. Therefore, soft revenues today are mostly a reflection on that which happened in orders six to 12 months ago. And so you have to sort of disengage revenue numbers today and orders numbers.

                     But to your question, yes we see orders picking up in the cured-in-place business, and we have no reason to think that is not a trend that will continue. The world is full of great stories of cities with pent-up needs that have yet to be addressed, those needs climb daily, they're not being met. So the demand for this work is out there, the only thing that has been constraining it is municipalities' ability to - or inability to get the financing to do the projects. Projects are not going away, the issues are not going away, the federal government through the EPA and the Core of Engineers are putting more and more

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                     pressure on the cities, and they've having to find
                     innovative solutions, so we expect that that's the trend that will last for a while.

                     As to the tunneling - oh and by the way in terms of I think you'd said competition and so on, we still seem to have as many competitors, but frankly we're seeing that they are financially weakening. At times that means they're unpredictable in terms of pricing strategies, but overall and in general we have a very clear understanding that our competition is financially weaker today, much weaker than in past periods, and that would indicate good signs for us in the future.

                     As to the tunneling, yes we have been experiencing the bid opportunities that we had talked about. Our Elmore unit has in fact been picking up backlog. As you know they were distracted in the past by trying to close out difficult projects. We put that behind us, we've begun to focus on the bid opportunities in the future, and Elmore is finally starting to pick up backlog to make itself profitable.

                     The Affholder group and some of the other large diameter tunnels is bidding aggressively and appropriately on a lot of projects. Unfortunately there were two significant tunnel projects where we took second by margin-thin errors, which gives me great confidence in our estimating ability and unfortunately it didn't add to our backlog. Having said that, this month we are bidding on the 100 plus million dollar tunnel in Los Angeles, the same tunnel that we took first place on six months ago that the city just couldn't fund at the time. Our backlog of opportunities to bid in the tunneling market are unprecedented and look to be growing by the day, so we're very optimistic about that.

                     Hopefully those answer your questions.

Jeff Beach:          Just two things. One can you give us a sense how much in
                     CIPP orders were up over your revenues, a sense as how much backlog continues to build? And in regard to that, as I remember, I think it was starting in March that the orders started to pick up dramatically over what - where they had been running, it's been about six months now. Are we going to see that finally start to translate into revenues here in the upcoming months?

                     And then second, back on the tunneling, did it increase? Is it down because you haven't won anything? Are you in danger of seeing inadequate revenues ahead?

Tom Rooney:          On the - on the rehab side our orders to revenue for the
                     rehab alone would be on the order of 1.1. And I guess I would tell you that the fourth and first quarter - fourth quarter of last year, first quarter of this year were very, very light, and we got closer to where we need to be as was suggested in the second quarter and much better now in the third quarter.

                     Tunneling, are we in danger? No, we have - you know, the projects that we have, have long durations, so we're working through and profiting from those projects. We have been hurt interestingly enough by five of our major tunneling projects have hit delays wherein we hit change conditions, and inevitably we will be earning more revenue from those projects, but we just can't do the projects now as we sit and wait for engineering solutions from our client. That is to say that we typically will make more profit on those projects, we just have to wait. Never before have we had five projects hit that challenge in one quarter, so no I think we're very optimistic about tunneling. Our order to revenue in this quarter for tunneling was on the order of 1.2.

Jeff Beach:          Thank you.

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Operator:            And moving on we'll now turn to BB&T Capital Markets' Jack
                     Kasprzak. Please go ahead.

Jack Kasprzak:       Thanks, good morning.

Tom Rooney:          Good morning.

Jack Kasprzak:       Just have a question on the margins, specifically in the
                     rehab segment the operating margin in the third quarter I have a little under six percent. And that's typically over the last few quarters been, you know, above nine percent at least. And just wanted to get your feel for whether this quarter's margin in rehab was more of an aberration, and what we'll see as the norm going forward. I mean certainly
                     I would - I would expect you to say that you are not happy with that level, and would hope to get it up, but say for the next few quarters is that the level that we'll be closer to? Or is it more of an aberration?

Tom Rooney:          I would tell you that we're trying to work through - if you look - first of all yes, I'm very disappointed, and there's no question we're going to have those percentages back up, so let me start by saying that. The greatest aberration is the idea that a year ago we had a highly productive, highly worked, pipebursting operation through Kinsel, specifically the well-discussed Jacksonville contract. And that contract went very well as far as we and the client are concerned, but the need for pipebursting out there has dropped precipitously. So we have under-utilized crews, and we have scaled them back dramatically. But while - but in that flux when they're under-utilized, we don't run as efficiently as we would like. So we feel we have that under control, and the fact is much of what we're focusing on in the - in the long-term initiatives are all about increasing those margins. So you don't turn - you don't turn that light switch over night, but we see some very substantial ways for us to increase those margins and make them more than respectable.

Jack Kasprzak:       OK, thanks. And secondly, I just want to get your feel on
                     SG&A expense going forward. As you make some of the investments that you've been describing, which will benefit the company longer term, should we see - should we expect to see the SG&A expense increase at more of a - at a higher rate than say inflation type rate or what we may have seen in the past ...

Tom Rooney:          Absolutely.

Jack Kasprzak:       ... as you make those investments?

Tom Rooney:          Yes, absolutely, that's where most of the invested dollars will go.

Jack Kasprzak:       Could you possibly give us a - some sort of a range either qualitatively or quantitatively on how SG&A might expand over the next year or so as you make these investments?

Tom Rooney:          Jack, I think it's probably too early for us to do that. We are going to be very measured about it, I think you probably heard me say we have more than two dozen initiatives, and I have to tell you the management team - no management team would want to take on 20 some initiatives at once, mostly from the standpoint that you can't execute. But at the other end of the spectrum we don't plan on dumping into our SG&A huge sums of money and artificially destroy our earnings per share in the near term. That is to say though that we have imperatives that must be taken care of, but we're going to balance our efforts so that we can manage every initiative extremely well, and not - and not tank the earnings per share at the same time.

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Jack Kasprzak:       OK great, thank you.

Operator:            And up next we'll go to Adams, Harkness & Hill's John
                     Quealy.

John Quealy:         Great, good morning.

Tom Rooney:          Good morning.

John Quealy:         Couple of questions. First off, on the revenue decline,
                     this is the first time that we've seen revenue decline over the past couple of years. I know you talked a little bit, Tom, about the backlog and the lumpiness, but can you give us a little bit more detail on some of the factors in the quarter that caused it to be weaker than at least I expected?

Tom Rooney:          Well the number one weakness would come from the fact that we were standing around tunnels wanting to tunnel but were unable to do so because of engineering - project engineering challenges that we couldn't come up - we weren't - we're not the ones to come up with answers for.
                     So our tunneling group was doing fantastic, but like I say when five projects simultaneously are put on mid project hold pending engineering solutions, you just can't control that. But I would say beyond the concept of lumpiness, which absolutely we are, you got the - you have to take into account the fact that we have pipebursting as a - as an absolutely decaying part of our business. We just are not pushing through the kind of revenues that we were a year ago, and that is because the industry just isn't doing that much pipebursting. So we have internalized what that means, and we're operating better because of it.

                     But also I would tell you that if you look back to our - if we look back to our orders in the third and fourth quarter of last year and the first quarter of this year, we are - we are working our way to that deficit, there's nothing we can to today to improve the orders that we weren't getting in January of this year. But what we can obviously do is work hard to get the orders today so that tomorrow and six and eight months from now we will not have deficits. So there's only - there's only so far that we can go in terms of trying to improve our revenues based on not taking orders in January.

John Quealy:         And two quick follow-ups. First up on the large side, the
                     Affholder business on the tunneling, you mentioned the two projects that you were not the low bidder on, I believe one may have been the Rickenbacker tunnel out in Ohio. Sounds like you didn't want to compete on price there to save margins. Can you explain a little bit moving forward, do you continue to plan that strategy? Or will you go down a little lower on the ASPs to win some of this business?

Tom Rooney:          Good question. Rickenbacker, we took second, and it was a -
                     it was a number - it was on the order of $100 million. We took - we took second place, the next bidder was within hundreds of thousands of dollars of our $100 million number, the fourth place bidder was within a few more hundred thousands of dollars. The number one bidder was $17 million beneath us, so there's no way in creation I would have taken that job, even if it was offered to me at the low bidder's number. I'd said earlier that it gives me great confidence that our estimating team knows how to estimate projects. I would - I'd give up a whole lot of work to avoid a $17 million problem, and I'd hope you'd agree.

                     But having said that, we also were - we took I think it was third place on a - on a 40 something million dollar project right here in St. Louis where we were one half of one percent between the low bidder and ourselves. Had I to do it all over again would I take that half a percent off the table? Absolutely. But we run a very careful balance because

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                     if our estimating team in tunneling gets too aggressive, we wake up and find ourselves $17 million low, and I don't think we want to be there. So there is a phenomenal amount of work - or bid opportunities coming in tunneling, and we have to be very prudent and bid correctly and get good work. And frankly it will come, we're going to be patient and we're going to get quite a bit of work. I fully expect that a year from now we will look back on a tremendous uptick in our work in tunneling.

John Quealy:         Great. And just one last question, Tom. You mentioned the
                     pipebursting business not up to expectations. Couple that with can sell in $150 million of goodwill on the books, could we expect a charge moving into the year end for that?
                     Or will you folks be looking at that at year end?

Tom Rooney:         Are you talking like a goodwill impairment?

John Quealy:         That's right.

Tom Rooney:          We have been running Kinsel - we've integrated Kinsel - let me take a step back - from an accounting standpoint, had we run Kinsel as an independent business from the day we got it with separate books until today, we would have that option, and certainly we'd look at it. The fact of the matter is very early on we saw the strategy to be to run it without duplicate overheads, and therefore it became a product line within our business units. Therefore in the - or in any sense we are unable to take a goodwill impairment. So intuitively I understand where you're coming from, but we don't have that as an option.

John Quealy:         OK, great, thanks very much.

Tom Rooney:          Great.

Operator:            And moving on we'll now turn to Lorraine Maikis with
                     Merrill Lynch.

Tom Rooney:          Good morning.

Lorraine Maikis:     Thank you, good morning. You had mentioned the decision
                     about a year ago to cut your sales force in half, and now to rebuild it. Could you just walk us through - I know it wasn't your decision back then, but the decision by Insituform a year ago to get rid of that sales force, and then factors affecting your decision to build that back up again.

Tom Rooney:          Great. The decision a year ago - roughly September of last year was based on a consultant that came forward with what you'd call the 80/20 rule, 80 percent of our new business was coming from 20 percent of our sales force. And therefore while in a restructuring mode looking for ways to cut costs it seemed that we could slash that in half and probably not see an appreciable drop in our - in our growth.

                     The fact of the matter is, and there's an old adage half of all business development's a waste of time, you just don't know which half it is. And it's - that - we couple that concept with the notion that it's easy to convince yourself that we win work by being low bidder, but time and time again it's proven in our industry that we, Insituform, have made this market by influencing our customer's decision making, we in fact invented the industry, there was no cured-in-place until we convinced clients that it was a good market to be in.

                     Our sales forces - our sales force year-in year-out has created a market that did not exist. So the extent to which we believe that we are held hostage to just being low bid would indicate that we should slash our sales force. We know that not to be the case. We have to be smart, we have to put the very best sales professionals in the industry back to work, we are going to do that. We're going to do it prudently too, by the way. But I think that's a little bit of a glimpse into the rationale a year ago and the reality today.

Lorraine Maikis:     OK. And then on the improving product initiative, it seems that each year over the past few years we've had some sort of a restructuring or new program that takes costs out of the process. I guess my question is how is this different, and how do you - how do you plan on having a meaningful impact on the process at this point?

Tom Rooney:          That's a good question, Lorraine. One of the things that
                     this organization - and I know you're probably - investors are probably tired of hearing about is the change. But internally our organization, our management team is tired of change as well to be frank with you. What we have not been good at in the past is strong execution of otherwise good ideas. And so we're going to take an execution strategy, and we've looked at the areas where we know we can make improvement, and we're going to drive relentlessly until we get there.

                     The fact of the matter is if you look at areas like we just discussed with cutting sales, I think that a lot of the decisions were made in regards to short-term cost elimination, slashing. Much of what we have underway right now is geared towards the smart, long-term, repositioning for operational excellence. A classic example, we spend in excess of $4 million a year right now on sewer backups, which is to say we have a very low, very small piece of our business is cutting holes and allowing laterals to feed into main lines. We frankly don't do that very well, and when we don't do that very well we end up with backups. And when we spend $4 million a year on something of that nature, that's the kind of costs that we're going to drive out of this organization. And it could take us a year to change the culture to where we drive that out, but we're going to do it. And it may take us significant sums of money to reorient the culture just in that one area, but it's well worth the payback.

Lorraine Maikis:     Thank you.

Operator:            And moving on we'll go to Michael Braig with A.G. Edwards.

Michael Braig:       Good morning, Tom.

Tom Rooney:          Good morning.

Michael Braig:       Two questions I guess, indirect and specifically, if
                     you would, at North America and the CIPP. You're giving us backlog to order - or order to sales numbers, which are over one but the base of one is a declining number. Could you indicate first of all whether North American cured-in-place orders are increasing sequentially as we go from quarter to quarter? And secondly since much of the issue for the last couple of years has been funding those orders, in other words a lengthening sales cycle from placement of order to translation to profit, could you indicate how much of that work is available for immediate or at least within a couple of quarters?

Tom Rooney :         And by that you mean what we would internally call our
                     workable backlog?

Michael Braig:       Correct.

Tom Rooney:          OK. Well first to your - to your notion of whether cured-
                     in-place and the - and the order-to-revenue numbers, we have been below 1.0 for several quarters, or had been, and in the last two quarters we have been above 1.0. And - enough so that it would include inflation as well. So we see real growth in that regard.

                     But as to the period of time and release of work, we obviously don't control that with our clients. What our clients, we perceive, are trying to do is pace the work that they do, many of them - many politicians have to balance new schools with highways, with sewer rehabilitation. I would tell you the things like the energy infrastructure challenges in upstate New York this past fall have helped to bring to light the notion that the unseen infrastructure must be dealt with, and it emboldens many of our clients to bring forward the work that they need to do.

                     Whether they want to or not, the federal government is pressuring more today than ever, and that's releasing more work. Of the work that we have in hand, and what we call workable, that's a great question. In the past we've looked at our backlog as backlog as backlog, without enough fine-grained analysis of what's available to be worked today, tomorrow, next month, and so on. We in the last three months have begun a process to do very sophisticated analysis of that, both in terms of how secure we are in being able to do a particular piece of work, but also in what timeframe it will play itself out. Such that our bidding teams have better bid strategies to fill under-productive months with new work, but also our business unit managers are able to redeploy people and assets to meet those needs. And I see e-mails now between business unit managers, even this week, swapping resources to meet needs and fulfill expectations. So we are doing internally a much better job of making sure that we stay utilized out into the future.

Michael Braig:       OK. If I could follow that up, I guess just zero in a
                     little bit more. Your comments on the rehab sector would suggest that most of the difficulty lies with the pipebursting sector. Should we assume that cured-in-place
                     North America did move ahead at least sequentially second to third quarter?

Tom Rooney:          Yes it did.

Michael Braig:       OK.

Tom Rooney:          While we ...

Michael Braig:       Thank you.

Tom Rooney:          ... while we have been absorbing pipebursting on a decline.

Michael Braig:       OK, thank you very much.

Operator:            Up next we'll go to Arnold Ursaner with CJS Securities.

Arnold Ursaner:      Morning, Tom.

Tom Rooney:          Morning, Arnie.

Arnold Ursaner:      Tom, it sounds like - very specific question - can you give us a feel for the margins in the backlog that you have? It sounds like you still have a pretty competitive environment. Are you taking on backlog business at a lower margin?

Tom Rooney:          Yes, we are. And the reason that we are is that we have not brought to bare the kind of operational improvements yet that we need to, so we have to - we have to work against the market in that regard. And obviously being fully loaded is a critical issue for us in terms of turning profit. Also the other trend that we have seen in the last six months is that many of our competitors are extremely weakened, unable to bond projects and things like that. And interestingly enough, when that happens their pricing strategies become very radical or highly radical, and unpredictable. And so while they're in that state and until they're out of business, we have to play to that.

                     We see that as short-term challenges because they're in an unstable fashion, literally some of our more significant competitors are unable to bond. So we see it as the reality of the market that we're in right now, we see it as not continuing. With the - frankly with the gradual warm-up in the national economy, we think that more work will be out there, more of these competitors that have jumped into this market will push back out into other utility markets when there is other work elsewhere. The ones that are financially unstable will not be in business in the future. But more importantly for us we think that six and 12 months from now we will have operational efficiencies in-house that will allow us to exact more profits while still being financially competitive on our - on our product. That's an absolute driver for us in new product innovation. We have more than one product out there that we are in the second stage development that would have double-digit margin advantages over our competition, and that enables us to grow our margins and become more aggressive in the field. And it's that kind of smart moving of the margins that is the hallmark of Insituform.

Arnold Ursaner:      I guess I'm still grappling with a kind of, you know, two, three quarter issue, four quarter issue looking ahead. It sounds like you're obviously going to be building up your selling effort quite materially, sounds like you're going to focus on logistics planning, fleet management, which we'll, you know, be focused on in Q4 and Q1. And at the same it also sounds like there's very little activity in the industry, it just seems difficult. The question I guess
                     I'm asking is are you pushing on a string? Is there just no business out there despite this massive investment you plan to make?

Tom Rooney :         Oh no, there's business out there. No we haven't seen the
                     business fall off.

Arnold Ursaner:      Well again at the moment are you - you know, can you be a
                     little clearer as to why you're losing share of this growth market?

Tom Rooney:          I'm not sure I'm saying we're losing share of the growth
                     market.

Joseph White:        Arnie, this is Joe. It - what Tom's been saying is our
                     issue this quarter really stems from the order rates back fourth quarter last year and first quarter this year.

Arnold Ursaner:      Right.

Joseph White:        We're not losing share in the orders right now.

Tom Rooney:          We - that which happened to us in the fourth quarter first
                     - and - third and fourth of last year plus first of this year are the reasons that you don't see revenue today. But if we're not talking revenue and instead we're talking orders, which is more to your point of pushing the string, the orders are there today. Those - and the orders that we see today will determine our revenue and therefore profitability six to 12 months from now. Because it's in our pipeline.

Arnold Ursaner:      I'm still unclear in my head, if you could kind of give me a sense. If I were a salesman walking into a municipality three, six months from now, how will I price my product? It sounds like you have new things you're developing internally, but the systems may or may not have been in place.

Tom Rooney:          We - I would - I think I had mentioned we have more than
                     one product out there right now going into the ground in fairly large scale with dramatic pricing advantages to our competition, and proving themselves. We are deploying those new products and new processes right now, and we're benefiting from those. We're also innovating new products and we'll continue to do that. We are also - we also have internal sales strategies that speak to how we position ourselves against our competition, and the fact of the matter is if you know many of your competitors are unable to bond, you take on certain strategies. So there is more than enough to be done, and we have terrific opportunities out there for our sales people. There are success stories literally everyday now.

Arnold Ursaner:      And a final question for me. Someone asked before about
                     trying to get a sense or feel for the SG&A line. If - you know, if salesman comp is a variable to any degree, can you kind of remind us or explain to us what metric they're going to be measured on over the next six, nine, 12 months?

Tom Rooney:          Yes, and you are correct, they have highly variable
                     compensation. And the answer to your question is it's going to be about value added sales. If a set of bidding documents comes into Insituform, we win more than 50 percent of the time anyway. Therefore a salesperson will be judged on the degree to which they create competitive advantage, and put us in opportunities that we are not in.
                     And we have many avenues for competitive advantage that frankly are to the benefit of our clients. And so, you know, really going back 30 years, the whole product line was an advantage to our client, it just had to be perceived and sold that way.

                     So if a salesperson is on board, they will have the strategies necessary to sell the work, there definitely is work out there to be had. And the degree to which a salesperson executes a value-added strategy ending in a sale, they will frankly be very well-compensated.

Arnold Ursaner:      Thank you.

Tom Rooney:          Thank you.

Operator:            And moving on we'll go to James Gentile with Sidoti &
                     Company.

James Gentile:       Hello, my question has been answered, thank you.

Tom Rooney:          All right.

Operator:            If you would like to remove yourself from the queue, press the pound key on your telephone keypad. We'll now go to Bob
                     Meeder with Wachovia Securities.

Bob Meeder:          Hi, guys. A couple of questions. First one, on this R&D
                     increased investment, are you going to do an opportunistic investment in R&D? Are you going to do it as a percentage of sales? Is there anything we can kind of peg and model in going forward your investment in R&D?

Tom Rooney:          We - the answer is more opportunistic than percentage. We
                     have no interest in having mad scientists running around dreaming up new ideas for fun. We are frankly linking what we understand from our client as to be needs with solutions that will fill those needs in the future. Plus we believe we can innovate products that just flat cost less, we know that, we have - we have real time experience with that right now. So in the short run the

                     R&D effort is probably money - is money out the door, but in a very short period of time we expect it to be a high return on investment. But no, we don't - we don't have planned spending levels, we have planned initiatives to drive value.

Bob Meeder:          OK, I can appreciate with as complicated a business as this is, and as massive of changes you are making that it's impossible to make projections on expenses and so forth. Do you have any feel for when you might be able to give us an idea of the type of capital investments that's going to require the type of run rate on SG&A you're going to be experiencing? Or are - you know, we looking one quarter out, two quarters out to where you think you'll have a handle on what it's going to take to invest to make these changes?

Tom Rooney:          Yes, I think - I think it'll be apparent within the next
                     two months. But remember what I had said in answer to an earlier question, we are - we are not going to dump 20 some initiatives into the till in the first quarter just because it sounds like a good idea. We're going to engage those initiatives on a highest value-added basis, and some are kicking in right now frankly. But we're doing it on where we get the biggest bang for the buck, what kind of management focus is necessary, and what kind of investments are necessary such that we do not cause an unexpected severe drop in earnings as a result of SG&A.

Bob Meeder:          And have you got a feel for the cap ex requirements for the expansion of the Batesville facility?

Tom Rooney:          Yes, Joe, and we - and that's ...

Joseph White:        Yes.

Tom Rooney:          ... understood.

Joseph White:        We're going to spend about $9 million in total on the
                     Batesville expansion. Now that's being spent over basically the third quarter and the fourth quarter with a little bit left into the first.

Bob Meeder:          OK. And will it cost you anything to close down Memphis? Or are you going to still use that facility for something else?

Joseph White:        We do plan to close down Memphis, it will cost us
                     something, that'll be a fourth quarter charge. We're still trying to - that'll be a first quarter charge, my apologies. We're still trying to finalize what that'll be.

Bob Meeder:          OK. And finally obviously this company's always generated a lot of cash, and it's been accumulating a lot of cash here.
                     Can you discuss at all opportunities for a stock buyback given the uncertainty in the stock price here?

Tom Rooney:          Yes, well first let me say in terms of cash flow we
                     continue to improve our performance in cash. But for the fact that when five tunneling projects slow down, our cash gets hurt. Our future profitability goes up, but our cash intake is hurt. That by the way will reverse itself fairly quickly, so we don't see that as an ongoing issue. But one
                     - frankly one of the initiatives that we have underway is much better cash management in terms of our billing process. We expect to see significant gains from that effort in the next 12 months.

                     But your question is really about stock buyback. And if you recall in the - in the conference call one quarter ago, I explained that we had had overlapping blackout periods, therefore couldn't have done a stock buyback if we had wanted to. And we said that we had no intent to - that was not an indication, that in fact we had an ongoing program. We did in fact buy back stock this past quarter.

                     But moving forward we are going to make decisions on stock buyback on an ongoing basis, we have a - we have already filed for existing - I guess we have something like a million shares we could be buying back. But the strategy for stock buybacks going forward is going to be dealt with at the board level on a quarter-to-quarter basis, and you know, frankly you'll have to - you'll have to stay with us in terms of what that strategy may evolve into. We're going to make those decisions as we go.

Bob Meeder:          OK, thank you.

Tom Rooney:          And one last call I guess.

Operator:            And that'll come from Alan Fournier with Tennant Capital.

Alan Fournier:       Good morning, thanks for taking my question. I missed the
                     very first part of the call, so I don't know if this was addressed. But in talking about cash flow, can you address the cash flow from operations results in the quarter?

Tom Rooney:          Joe, you want to take that one?

Joseph White:        Yes, sure, not a problem. Cash flow from operations we were actually adverse in the - in the quarter on the working capital line. Just looking at it, it was about a 10 million swing on the working capital line. Primary issue was in both - our insurance program runs from June to June, we have to prepay insurance during the third quarter, that unwinds itself during the rest of the year. That's the single biggest item.

                     The second, as Tom had already mentioned, was the tunneling jobs. And when we actually take our job in Chicago, we're turning our machine around, getting ready to actually start going down the second tunnel, which we're doing now. We stop billing during that process, that requires some use of cash.

                     Also the other item that we have in cash flow is our cap ex with Batesville, but that's below the operating cash flow, but that's been a significant investment in the third quarter and the fourth.

                     Does that help you?

Alan Fournier:       Yes, so the prepaid expense and other asset line, that was from an insurance payment? How much ...

Joseph White:        That was from insurance payment. We typically spend between three and four million in the third quarter, this year we did it, last year we did it.

Alan Fournier:       I see.

Joseph White:        And that will start to obviously unwind itself here in the next three quarters.

Alan Fournier :      OK, great. Thank you very much.

Joseph White:        Not a problem.

Tom Rooney:          Thanks, Alan. Well that gets us to the end of this call. As
                     I had started off by saying, we are not satisfied with the earnings reported this quarter, but we are rededicated and totally focused on the initiatives that it will take to drive this company to long-term high growth and profitability. We're very confident that we have the management team and the employees to do it. We have the strategy and the plan to get it done. We are going to stay focused on doing it appropriately, and with articulate planning, and we expect an extremely bright future.

                     So with that, we appreciate everybody for being involved today. Thank you.

Operator:            And that does conclude our program. Once again, everyone,
                     thank you for your participation, and have a pleasant day.

                                       END